SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  December 20, 2011

(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33145	36-2257936
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3001 Colorado
Boulevard
Denton, Texas 76210

(Address of principal executive offices)

(940) 898-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 20, 2011, Sally Beauty Holdings, Inc. (the “Company”) and Sally Investment Holdings LLC (“Investments”), the Company’s wholly owned subsidiary, have entered into a supplemental indenture and joinder agreements providing that the Company and Investments will fully and unconditionally guarantee the obligations of their wholly owned subsidiaries, Sally Holdings LLC and Sally Capital, Inc. (collectively, the “Primary Obligors”) under (i) the Indenture dated November 8, 2011 by and among the Primary Obligors, the subsidiary guarantors named therein and the trustee and governing the senior notes due 2019 (the “Indenture”), (ii) the Credit Agreement dated November 16, 2006 among Sally Holdings LLC, the administrative and collateral agent and the lenders named therein (the “Term Loan Agreement”) and (iii) the Credit Agreement dated as of November 12, 2010 among Sally Holdings LLC and the Domestic Borrowers, the Canadian Borrower, the Foreign Borrower and the Guarantors (as such terms are defined therein), the administrative, collateral and Canadian agent and the lenders named therein (the “ABL Facility”).  As a result of the foregoing, Sally Holdings LLC is no longer required to and will cease to file periodic reports with the Securities and Exchange Commission effective immediately.

A description of the material terms of the Indenture is contained in the Company’s Current Report on Form 8-K dated November 9, 2011 and the Indenture is filed as an exhibit thereto.  A description of the material terms of each of the Term Loan Agreement and the ABL Facility is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and both the Term Loan Agreement and the ABL Facility and any material agreements related thereto are filed or incorporated by reference as exhibits thereto.  The foregoing descriptions of the Indenture, the Term Loan Agreement and the ABL Facility and the Indenture, the Term Loan Agreement, the ABL Facility and the agreements relating thereto are hereby incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALLY BEAUTY HOLDINGS, INC.

December 20, 2011	By:	/s/ Matthew O. Haltom
Name: Matthew O. Haltom
Title: Vice President, Deputy General Counsel and Assistant Secretary